Exhibit 107

CALCULATION OF FILING FEE TABLE

Form S-3

Welltower Inc.

Table 1 – Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Maximum Aggregate Offering Price (1)	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Carry Forward Securities
Carry Forward Secruties	Equity	Class A Common Stock, par value $0.001 per share(1)	415(a)(6)	15,000,000	$1,127,100,000	$122,967	S-3	333-255771	May 5, 2021	$122,967
	Total Offering Amounts				$1,127,100,000	$122,967
	Total Fee Previously Paid					$122,967
	Total Fee Offsets (7)					0
	Net Fee Due					0

(1)    This registration statement includes 15,000,000 shares of common stock registered under the registration statement on Form S-3 (File No. 333-255771) filed by Welltower Inc. on May 5, 2021, which have not been sold. Pursuant to Rule 415(a)(6) under the Securities Act, the $122,967 filing fee previously paid in connection with such unsold shares, respectively, will continue to be applied to such unsold shares. The offering of the unsold shares under the prior registration statements will be deemed terminated as of the date of effectiveness of this registration statement.